Exhibit 99.1

NYSE: MMP

Date:	Nov. 3, 2009

Contact:	Paula Farrell
(918) 574-7650
paula.farrell@magellanlp.com

Magellan Midstream Announces Third-Quarter Results

Operating Profit from Core Fee-based Transportation and Terminals Activities Increased 25% Between Periods

TULSA, Okla. – Magellan Midstream Partners, L.P. (NYSE: MMP) today reported financial results for third quarter 2009. Third-quarter 2009 operating profit was $74.8 million compared to $83.4 million for third quarter 2008. The 2008 period benefited from unusually high product margin (defined as product sales revenues less product purchases). Excluding product margin, operating profit from the partnership’s core fee-based transportation and terminals activities increased $11.2 million, or 25%, in the 2009 period.

Net income was $54.2 million for third quarter 2009 compared to $69.4 million for third quarter 2008. Excluding product margin, net income increased in the current quarter by $4.6 million, or 15%.

Net income per limited partner unit was 43 cents for third quarter 2009 compared to 46 cents for third quarter 2008. The number of units used for this calculation is primarily based on the 62.6 million historical units of Magellan Midstream Holdings, L.P. (MGG) multiplied by the 0.6325 simplification exchange ratio for periods prior to Sept. 28, 2009, when the new MMP units were deemed issued, and on the post-simplification total MMP unit count of 106.6 million units thereafter.

Previous net income per limited partner unit guidance did not include the impact of the simplification. Excluding the accounting implications of the simplification, net income per limited partner unit would have been 58 cents for third quarter 2009 compared to previous guidance of 50 cents. A reconciliation of reported net income and net income per limited partner unit for third quarter 2009 to these financial results excluding the accounting implications of the simplification accompanies this news release.

The simplification of the partnership’s capital structure closed on Sept. 30, 2009, at which time MGG unitholders received 0.6325 MMP units for each MGG unit held on that date and MGG was dissolved. However, for accounting purposes, MGG is deemed to be the surviving entity. As a result, the current period and all historical periods shown have been restated as if MMP were MGG from an accounting perspective. The primary differences between the two accounting entities are additional general and administrative (G&A) expense and depreciation that were specifically associated with MGG, which MMP will now report as part of its consolidated results, and the calculation of net income per limited partner unit.

“Magellan continues to benefit from higher results from our core transportation and terminals assets even during the current challenging economic environment,” said Don Wellendorf, chief executive officer. “Record quarterly gasoline shipments and record results from our terminals segment, driven in part from expansion projects, have helped to offset the negative impact of lower commodity prices and lower diesel fuel shipments this year.”

An analysis of variances by segment comparing third quarter 2009 to third quarter 2008 is provided below based on operating margin, a non-generally accepted accounting principles (non-GAAP) financial measure that reflects operating profit before G&A expense and depreciation and amortization:

Petroleum products pipeline system. Pipeline operating margin was $94.1 million, a decrease of $0.4 million. Excluding product margin, all other operating margin from this segment was $78.7 million, an increase of $15 million.

Transportation and terminals revenues increased between periods primarily due to higher leased storage and more additive and ethanol blending fees. Lower average transportation rates resulting from shippers building inventory in the partnership’s pipeline system during third quarter 2009 were offset by 2% higher transportation volumes. Gasoline shipments established a new quarterly record for the partnership in the current period and were up about 7% compared to the same period last year, excluding the negative impact of Hurricane Ike during third quarter 2008. The record gasoline volumes were partially offset by a 13% decline in diesel fuel volumes compared to the same period last year, excluding the estimated hurricane impact.

Operating expenses declined between periods due to timing of system integrity projects, reduced power costs, lower property tax assessments and favorable product overages, which reduce operating expenses, partially offset by additional costs related to the 700-mile Texas pipeline system the partnership acquired on July 29, 2009.

Product margin decreased $15.4 million between periods primarily due to significantly lower gasoline prices in 2009 that impacted the financial results from the partnership’s petroleum products blending activities. Timing of mark-to-market (MTM) adjustments for New York Mercantile Exchange (NYMEX) positions used to economically hedge the partnership’s petroleum products blending activities also produced lower financial results during the 2009 quarter.

Petroleum products terminals. Terminals operating margin was $27.7 million, an increase of $0.6 million and a quarterly record for this segment. Excluding product margin, all other operating margin from this segment was $25.4 million, an increase of $5.3 million. The current period benefited from higher revenues at the partnership’s marine and inland terminals primarily due to expansion projects, including additional marine storage and ethanol blending, higher marine storage rates and increased inland volumes. Operating expenses increased primarily due to higher property taxes and personnel costs in the 2009 period. Product margin declined due to the sale of fewer product overages at lower prices in 2009.

Ammonia pipeline system. Ammonia operating margin was a loss of $3.4 million, a decrease of $3.7 million. Both revenues and expenses were negatively impacted by additional maintenance work performed on the pipeline during the third quarter of 2009.

Other items. Depreciation and amortization increased due to recent capital spending, and G&A increased due to higher personnel expenses. Net interest expense increased in the current quarter as a result of additional borrowings for expansion capital expenditures, including the 700-mile Texas pipeline system acquired on July 29, 2009.

Expansion capital expectations

Management continues to pursue expansion capital opportunities to grow the partnership’s future cash flow and expects to spend approximately $510 million during 2009 on growth capital projects, with an additional $160 million required in future years to complete these projects. These combined estimates are $80 million higher than previous expansion capital guidance due to the addition of incremental projects and cost savings on a number of projects already underway.

New projects include the construction of 0.6 million barrels of storage at the partnership’s Galena Park, Texas marine terminal and the Oct. 2009 acquisition of a terminal in Marrero, Louisiana, which will be consolidated with the partnership’s adjacent marine facility and will provide more space for future growth. Through Sept. 30, $395.7 million of growth capital has been spent in 2009, including the third-quarter acquisitions of a 700-mile Texas pipeline system and an Oklahoma terminal already connected to the partnership’s petroleum products pipeline system, which also had not been included in the previous expansion capital guidance.

In addition, the partnership continues to analyze more than $500 million of potential organic growth projects in earlier stages of development, which have been excluded from these spending estimates.

Guidance for 2009

Management currently estimates 2009 net income per limited partner unit of $2.25 inclusive of the accounting impact of the simplification, with fourth-quarter guidance of 78 cents. Because of the significant increase in the number of outstanding MMP units following the simplification, quarterly net income per unit will not sum to the annual guidance. Guidance assumes no NYMEX MTM adjustments for the remainder of the year.

Management currently expects distributable cash flow (DCF) of approximately $310 million for full year 2009, or 1.1 times the amount needed to pay distributions for 2009 at the current quarterly rate of 71 cents per unit. DCF guidance is $5 million lower than provided previously primarily due to postponing the sale of petroleum products related to the partnership’s blending activities from 2009 into 2010 to capture higher economic value. Management continues to believe that 15% or less of the partnership’s operating margin will come from its commodity-related activities, with the large majority of its operating margin generated by fee-based transportation and terminals services.

Earnings call details

An analyst call with management regarding third-quarter earnings is scheduled today at 1:30 p.m. Eastern. To participate, dial (800) 334-8065 and provide code 7492235. Investors also may listen to the call via the partnership’s web site at http://www.magellanlp.com/webcasts.asp.

Audio replays of the conference call will be available from 4:30 p.m. Eastern today through midnight on Nov. 9. To access the replay, dial (888) 203-1112 and provide code 7492235. The replay also will be available at http://www.magellanlp.com.

Non-GAAP financial measures

Management believes that investors benefit from having access to the same financial measures utilized by the partnership. As a result, this news release and supporting schedules include the non-GAAP financial measures of operating margin and DCF, which are important performance measures used by management to evaluate the economic success of the partnership’s operations.

Operating margin reflects operating profit before G&A expense and depreciation and amortization. This measure forms the basis of the partnership’s internal financial reporting and is used by management in deciding how to allocate capital resources between segments.

DCF is important in determining the amount of cash generated from the partnership’s operations that is available for distribution to its unitholders. Management uses this measure as a basis for recommending to the board of directors the amounts of distributions to be paid each period.

Reconciliations of operating margin to operating profit and DCF to net income accompany this news release.

Because the non-GAAP measures presented in this news release include adjustments specific to the partnership, they may not be comparable to similarly-titled measures of other companies.

About Magellan Midstream Partners, L.P.

Magellan Midstream Partners, L.P. (NYSE: MMP) is a publicly traded partnership formed to own, operate and acquire a diversified portfolio of energy assets. The partnership primarily transports, stores and distributes refined petroleum products. More information is available at http://www.magellanlp.com.

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Portions of this document constitute forward-looking statements as defined by federal law. Although management believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Among the key risk factors that may have a direct impact on the partnership’s results of operations and financial condition are: (1) its ability to identify growth projects or to complete identified projects on time and at projected costs; (2) price fluctuations for natural gas liquids and refined petroleum products; (3) overall demand for natural gas liquids, refined petroleum products, natural gas, oil and ammonia in the United States; (4) changes in the partnership’s tariff rates implemented by the Federal Energy Regulatory Commission, the United States Surface Transportation Board and state regulatory agencies; (5) shut-downs or cutbacks at major refineries, petrochemical plants, ammonia production facilities or other businesses that use or supply the partnership’s services; (6) changes in the throughput or interruption in service on petroleum products pipelines owned and operated by third parties and connected to the partnership’s petroleum products terminals or petroleum products pipeline system; (7) the occurrence of an operational hazard or unforeseen interruption for which the partnership is not adequately insured; (8) the treatment of the partnership as a corporation for federal or state income tax purposes or if the partnership becomes subject to significant forms of other taxation; (9) an increase in the competition the partnership’s operations encounter; (10) continued disruption in the debt and equity markets that negatively impacts the partnership’s ability to finance its capital spending and (11) failure of customers to meet or continue contractual obligations to the partnership. Additional information about issues that could lead to material changes in performance is contained in the partnership’s filings with the Securities and Exchange Commission. The partnership undertakes no obligation to revise its forward-looking statements to reflect events or circumstances occurring after today’s date.

MAGELLAN MIDSTREAM PARTNERS, L.P.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per unit amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2009	2008	2009
Transportation and terminals revenues	$164,470	$173,504	$471,855	$495,227
Product sales revenues	127,540	66,076	439,622	165,119
Affiliate management fee revenue	183	190	549	570

Total revenues	292,193	239,770	912,026	660,916
Costs and expenses:
Operating	81,626	73,863	193,845	195,178
Product purchases	89,523	47,902	342,383	141,522
Depreciation and amortization	21,563	24,613	63,847	70,928
General and administrative	17,754	20,002	55,104	61,386

Total costs and expenses	210,466	166,380	655,179	469,014
Gain on assignment of supply agreement	—	—	26,492	—
Equity earnings	1,722	1,368	3,504	2,826

Operating profit	83,449	74,758	286,843	194,728
Interest expense	15,033	20,837	40,726	52,198
Interest income	(351)	(225)	(950)	(652)
Interest capitalized	(1,322)	(874)	(3,734)	(2,752)
Debt placement fee amortization expense	211	331	548	775
Other (income)/expense	—	11	(254)	(636)

Income before provision for income taxes	69,878	54,678	250,507	145,795
Provision for income taxes	524	463	1,469	1,272

Net income	$69,354	$54,215	$249,038	$144,523

Allocation of net income:
Non-controlling owners’ interest	$51,707	$36,054	$182,868	$99,729
Limited partners’ interest	18,052	18,161	67,384	44,794
General partner’s interest	(405)	—	(1,214)	—

Net income	$69,354	$54,215	$249,038	$144,523

Basic and diluted net income per limited partner unit	$0.46	$0.43	$1.70	$1.11

Weighted average number of limited partner units outstanding used for basic and diluted net income per unit calculation	39,631	41,831	39,629	40,377

MAGELLAN MIDSTREAM PARTNERS, L.P.

OPERATING STATISTICS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2009	2008	2009
Petroleum products pipeline system:
Transportation revenue per barrel shipped	$1.266	$1.248	$1.197	$1.199

Volume shipped (million barrels)	74.4	75.8	220.6	221.4

Petroleum products terminals:
Marine terminal average storage utilized (million barrels per month)	23.8	26.4	23.1	25.9

Inland terminal throughput (million barrels)	26.2	28.3	81.6	82.2

Ammonia pipeline system:
Volume shipped (thousand tons)	177	125	624	420

MAGELLAN MIDSTREAM PARTNERS, L.P.

OPERATING MARGIN RECONCILIATION TO OPERATING PROFIT

(Unaudited, in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2009	2008	2009
Petroleum products pipeline system:
Transportation and terminals revenues	$125,746	$128,979	$353,664	$365,886
Less: Operating expenses	63,977	51,814	145,944	139,864

Transportation and terminals margin	61,769	77,165	207,720	226,022
Product sales revenues	118,979	62,447	414,461	154,571
Less: Product purchases	88,169	47,050	336,367	138,552

Product margin	30,810	15,397	78,094	16,019
Add: Affiliate management fee revenue	183	190	549	570
Equity earnings	1,722	1,368	3,504	2,826
Gain on assignment of supply agreement	—	—	26,492	—

Operating margin	$94,484	$94,120	$316,359	$245,437

Petroleum products terminals:
Transportation and terminals revenues	$34,472	$41,755	$104,043	$120,623
Less: Operating expenses	14,320	16,341	42,473	46,703

Transportation and terminals margin	20,152	25,414	61,570	73,920
Product sales revenues	8,561	3,629	25,161	10,548
Less: Product purchases	1,606	1,349	6,528	4,455

Product margin	6,955	2,280	18,633	6,093

Operating margin	$27,107	$27,694	$80,203	$80,013

Ammonia pipeline system:
Transportation and terminals revenues	$5,128	$4,017	$16,534	$12,494
Less: Operating expenses	4,766	7,392	9,825	13,732

Operating margin (loss)	$362	$(3,375)	$6,709	$(1,238)

Segment operating margin	$121,953	$118,439	$403,271	$324,212
Add: Allocated corporate depreciation costs	813	934	2,523	2,830

Total operating margin	122,766	119,373	405,794	327,042
Less: Depreciation and amortization	21,563	24,613	63,847	70,928
Affiliate general and administrative	17,754	20,002	55,104	61,386

Total operating profit	$83,449	$74,758	$286,843	$194,728

Note: Amounts may not sum to figures shown on the consolidated statement of income due to intersegment eliminations and allocated corporate depreciation costs.

MAGELLAN MIDSTREAM PARTNERS, L.P.

DISTRIBUTABLE CASH FLOW RECONCILIATION TO NET INCOME

(Unaudited, in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,		2009 Estimate
	2008	2009	2008	2009
Net income	$69.4	$54.2	$249.0	$144.5	$228
Add: Depreciation and amortization (1)	21.8	24.9	64.4	71.7	98
Equity-based incentive compensation (2)	1.5	2.2	0.5	3.9	5
Expenses indemnified by former affiliate	3.7	4.1	(3.9)	6.0	6
Asset retirements and impairments	2.1	0.8	3.8	3.0	4
NYMEX contract adjustment (3)	(12.2)	(6.1)	(12.2)	25.0	14
Less: Maintenance capital (net of expected reimbursements and indemnified spending) (4)	10.6	10.2	25.4	30.5	45
Gain on assignment of supply agreement	—	—	26.5	—	—
Other	1.6	0.3	3.3	0.1	—

Distributable cash flow (5)	$74.1	$69.6	$246.4	$223.5	$310

(1)	Depreciation and amortization includes debt placement fee amortization.

(2)

Because the partnership intends to satisfy vesting of units under its equity-based incentive compensation program with the issuance of limited partner units, expenses related to this program generally are deemed non-cash and added back for distributable cash flow purposes. Total equity-based incentive compensation expense for the nine months ended September 30, 2008 and 2009 was $4.4 million and $7.4 million, respectively. However, the figures above include an adjustment for minimum statutory tax withholdings paid by the partnership during first quarter 2008 and 2009 of $3.9 million and $3.5 million, respectively, for equity-based incentive compensation units that vested on the previous year end.

(3)

Represents margins realized in the current quarter on the physical sales of products that were hedged using New York Mercantile Exchange (“NYMEX”) contracts. Because certain of these NYMEX contracts do not qualify for hedge accounting treatment, $3.9 million of losses and $20.2 million of gains for the three and nine months ended September 30, 2009, respectively, were recognized in previous accounting periods when the NYMEX contracts were marked to market. The partnership adjusted these accounting profits out of its distributable cash flows in those earlier periods. Additionally, the three and nine month periods ended September 30, 2009 include $2.2 million of mark-to-market gains and $4.8 million of mark-to-market losses, respectively, on NYMEX contracts associated with products that will be physically sold in future periods.

(4)

During the three months ended September 30, 2008 and 2009, the partnership paid $0.7 million and $1.3 million, respectively, and for the nine months ended September 30, 2008 and 2009, the partnership paid $4.2 million and $3.4 million, respectively, for indemnified maintenance capital projects related to its indemnification settlement or for costs which it expects to be reimbursed by insurance proceeds.

(5)

Distributable cash flow does not include fluctuations related to working capital or spending for which the partnership has received, or expects to receive, reimbursement through third party indemnifications. Through September 30, 2009, the partnership has either paid or accrued liabilities totaling $90.9 million of the $117.5 million indemnification settlement amount it has received, including $24.8 million for capital projects.

MAGELLAN MIDSTREAM PARTNERS, L.P.

NET INCOME EXCLUDING ACCOUNTING IMPLICATIONS OF SIMPLIFICATION

RECONCILIATION TO NET INCOME

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2009

(Unaudited, in thousands except per unit amounts)

Net income, as reported	$54,215
Adjustments:
MGG depreciation expense (1)	3,263
MGG stand-alone general and administrative expense	1,029
Other	(52)

Net income excluding accounting implications of simplification	$58,455

Allocation of net income excluding accounting implications of simplification:
Limited partners	$39,223
General partner	19,232

Net income excluding accounting implications of simplification	$58,455

Basic and diluted net income per unit excluding accounting implications of simplification	$0.58

Basic and diluted weighted-average units outstanding excluding accounting implications of simplification	67,129

(1)

At the time Magellan Midstream Holdings, L.P. (MGG) acquired the general and limited partner interests in the partnership in June 2003, MGG recorded a stepped-up basis in the partnership’s property, plant and equipment to reflect its 55% ownership interest at the time, which results in higher depreciation expense.